Filed Pursuant to Rule 424(b)(2)
File No. 333-135006

Title of Each class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G, Floating Rate Notes	$100,000,000	$3,070

(1)

The filing fee of $3,070 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $3,070 is offset against the registration fee due for this offering and of which $785,908.81 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 8 dated September 20, 2007

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

Wells Fargo & Company

Medium Term Notes, Series G

Floating Rate Notes

Aggregate Principal Amount

Offered:	$100,000,000

The notes will be a further issuance of, and form a single tranche with, and have the same terms as the $2,000,000,000 aggregate principal amount of Floating Rate Notes issued by Wells Fargo & Company on August 22, 2007 pursuant to Pricing Supplement No. 6 to the Prospectus Supplement dated January 25, 2007 and the Prospectus dated June 19, 2006, which Pricing Supplement was filed with the Securities and Exchange Commission on August 15, 2007. The notes will have the same CUSIP number as those other Floating Rate Notes, will trade interchangeably with those other Floating Rate Notes immediately upon settlement and will increase the aggregate principal amount of the tranche of the Floating Rate Notes to $2,100,000,000.

Trade Date:	September 20, 2007

Original Issue Date (T+5):	September 27, 2007

Stated Maturity Date:	August 20, 2010

Price to Public (Issue Price):

100%, plus accrued interest totaling $571,500.00 from August 22, 2007 through September 27, 2007, the date Wells Fargo & Company expects to deliver the notes, and additional accrued interest, if any, from September 27, 2007 (the “Accrued Interest”).

Agent Discount

(Gross Spread):	0.09%

All-in Price (Net of

Agent Discount):	99.91%, plus the Accrued Interest

Net Proceeds:	$99,910,000, plus the Accrued Interest

Base Rate:	Three-month LIBOR Reuters

Initial Interest Rate:	Three-month LIBOR Reuters plus 22 basis points, determined two London banking days prior to August 22, 2007

Interest Payment Dates:	Each February 20, May 20, August 20 and November 20, commencing November 20, 2007, and at maturity

Interest Reset Dates:	Each February 20, May 20, August 20 and November 20, commencing November 20, 2007

Spread:	+ 22 basis points

Index Maturity:	Three-month LIBOR Reuters. For purposes of determining LIBOR Reuters, the Designated LIBOR Page is Page LIBOR01.

Certain U.S. Federal

Income Tax Consequences:

Pursuant to U.S. Treasury regulations, the issuance of the notes will be treated as a “qualified reopening” of the Floating Rate Notes with an original issuance date of August 22, 2007 (the “Original Notes”). Therefore, for purposes of the rules governing original issue discount, the notes will have the same issue date, issue price and adjusted issue price as the Original Notes. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Original Issue Discount” in the prospectus referred to above. The price to public for the notes will also reflect interest accrued from August 22, 2007 (the “pre-issuance accrued interest”), which will be included in the accrued interest to be paid on the first interest payment date on November 20, 2007. In accordance with U.S. Treasury regulations, for purposes of the rules governing original issue discount, Wells Fargo & Company will exclude the pre-issuance accrued interest from the issue price of the notes. In accordance with this treatment, holders must treat a corresponding portion of the interest payable on the first interest payment date as a return of the excluded pre-issuance accrued interest, rather than as an amount payable on the notes.

Agent:	J.P. Morgan Securities Inc.

CUSIP:	94974BEK2